Hubsai, Inc.

Hubsai is the smart home solution for homeowners wanting a simple, low-tech way to securely automate their home.



Invest

$99.06 minimum investment

Deadline January 25, 2021
in 2 months

Share Price
$0.78

Total Raised
$0

Valuation
$12,789,240

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCING HUBSAI, INC.

Hubsai is the smart home solution for homeowners wanting a simple, low-tech way to securely automate their home.

The Company believes that it has the easiest to use, most secure, non-cloud home automation platform.

The Hubsai platform makes the convenience and value of smart homeownership simple, affordable, worry-free, and fun.

The Company offers DIFM smart home installation and support with top-tier smart devices, an easy-to-use iOS/Android app to control the entire smart home, and a non-cloud platform that reduces hacker and privacy risk

Customers can benefit from the Hubsai platform for a low, affordable monthly subscription, without the frustration and confusion typically experienced when consumers generally attempt to create and maintain an end-to-end smart home environment.

Learn more about Hubsai, Inc. at www.hubsai.com.

USE OF PROCEEDS

If the offering's maximum amount of $1,069,999 is raised:

Use	Value	% of Proceeds
Compensation for managers	$224,699	21.0%
Working Capital	$106,999	10.0%
Salespeople	$342,399	32.0%
Marketing	$128,399	12.0%
R&D	$215,073	20.1%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Hubsai, Inc.. This offering must raise at least $10,000 by January 25, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Hubsai, Inc. may issue additional securities to raise up to $1,069,999, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,768,255 shares
× $0.78 per share

$13,859,239 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

Nov 24, 2020 • Primary offering of 1,371,794 shares at $0.78

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